FOR IMMEDIATE RELEASE

CONTACTS:	JAMES G. RAKES, CHAIRMAN, PRESIDENT & CEO
(540) 951-6236	jrakes@nbbank.com
DAVID K. SKEENS, TREASURER & CFO
(540) 951-6347	dskeens@nbbank.com

NATIONAL BANKSHARES, INC. DECLARES SEMI-ANNUAL DIVIDEND

AND CONTINUES STOCK REPURCHASE PLAN

BLACKSBURG, VA, MAY 13, 2009:         Today, the Board of Directors of National Bankshares, Inc. (NASDAQ Capital Market: NKSH) approved the payment on June 1, 2009 of a semi-annual cash dividend of $0.41 per share to those stockholders of record on May 22, 2009. The dividend is 5.1% higher than the semi-annual dividend that was paid on June 2, 2008. National Bankshares’ Chairman, President & CEO, James G. Rakes, said “In this challenging economy, we are pleased to continue our Company’s longstanding tradition of sharing increased earnings with our stockholders by paying higher dividends.”

At its regular meeting today, the Board of Directors also renewed its authorization of a stock repurchase plan. Under the stock repurchase plan, the management of National Bankshares, Inc. is authorized to purchase up to 100,000 shares in the open market during the period from June 1, 2009 to May 31, 2010. This action continues the current stock repurchase plan which expires on May 31, 2009. The Company’s management has not yet determined how many shares, if any, might be purchased under the continued stock repurchase plan.

National Bankshares, Inc., a financial holding company, is the parent of the National Bank of Blacksburg, which does business as National Bank from 26 offices throughout Southwest Virginia. National Bank offers a full range of banking products and services, including Trust services. The Company, which is headquartered in Blacksburg, Virginia has a financial services subsidiary doing business in the same market as National Bankshares Investment Services and National Bankshares Insurance Services. Company stock is traded on the NASDAQ Capital Market under the symbol “NKSH”. Additional information is available at www.nationalbankshares.com.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123
www.nationalbankshares.com

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.